UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of earliest event reported: March 23, 2017
Date of Report: March 24, 2017

MACY’S, INC.

7 West Seventh Street, Cincinnati, Ohio 45202 (513) 579-7000

-and-

151 West 34th Street, New York, New York 10001 (212) 494-1602

Delaware (State of Incorporation)	1-13536 (Commission File Number)	13-3324058 (IRS Employer Identification No.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, the board of directors (the “Board”) of Macy’s, Inc. (“Macy’s”) elected Jeff Gennette President and Chief Executive Officer of Macy’s effective as of March 23, 2017. On March 23, 2017, the compensation committee of the Board (the “Compensation Committee”) and the Board approved changes to Mr. Gennette’s compensation.

In connection with his promotion to President and Chief Executive Officer, the Compensation Committee and the Board have approved compensation for Mr. Gennette including, among other things, (i) an annual base salary of $1,250,000, (ii) an annual target bonus equal to 170% of his base salary under the Senior Executive Incentive Compensation Plan, (iii) core long-term incentives of $6,500,000 under the Amended and Restated 2009 Omnibus Incentive Compensation Plan (the “2009 Omnibus Plan”) and (iv) target total direct compensation of $9,875,000. The annual base salary is effective April 1, 2017 and the other awards are effective for fiscal year 2017, ending February 3, 2018. The awards granted under the 2009 Omnibus Plan consist of 60 percent performance-based restricted stock units with a 3-year performance period consisting of fiscal 2017, 2018 and 2019 and 40 percent stock options that vest 25% on each of the four anniversaries following the grant date and have a term of 10 years.

Mr. Gennette will continue to be eligible for benefits under the executive severance plan. In connection with his promotion to President and Chief Executive Officer, the benefit will increase from two times his base salary to three times his base salary, provided he agrees to a third year of non-competition.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 24, 2017	MACY’S, INC. By:/s/ Elisa D. Garcia Name:Elisa D. Garcia Title:Chief Legal Officer and Secretary